As filed with the Securities and Exchange Commission on December 21, 1995.

                                       Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549
                            ------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          CELEBRITY ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                11-2880337
        (State of incorporation)                 I.R.S. Employer I.D. No.)

              214 Brazilian Avenue, Suite 400, Palm Beach, FL 33480
                                 (407) 659-3832
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                James J. McNamara
      President and Chief Executive Officer, Celebrity Entertainment, Inc.
              214 Brazilian Avenue, Suite 400, Palm Beach, FL 33480
                                 (407) 659-3832
                     (Name and address of agent for service)

           Copies of all communications, including all communications sent to the agent for service should be sent to:
                             Julia K. O'Neill, Esq.
        Fleming & O'Neill, Two Newton Place, Suite 200, Newton, MA 02158
                                 (617) 965-8990

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of the registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                          CALCULATION OF REGISTRATION FEE
                                          -------------------------------

                                                             Proposed     Proposed        Amount of
  Title of Each Class of                   Amount to be      Maximum      Maximum         Regis-
  Securities to be Registered(1)           registered        Offering     Aggregate       tration
                                                             Price Per    Offering        Fee
                                                             Share        Price
  --------------------------------------   ---------------  -----------   -------------   -----------
  Common Stock issuable upon conversion      677,600(2)          0               0                0
    of outstanding Class A Preferred
  Common Stock issuable upon conversion      294,205(3)          0               0                0
    of outstanding Class A Preferred
  Common Stock issuable upon conversion      362,400(2)          0               0                0
    of unissued Class A Preferred
  Common Stock issuable upon conversion       40,000(2)          0               0                0
    of outstanding convertible notes
  Common Stock issuable upon exercise        283,925(2)      $3.00          $851,775.00     $293.72
    of outstanding Common Warrants
  Common Stock issuable upon exercise        218,000(3)      $3.00          $654,000.00     $225.52
    of outstanding Common Warrants
  Common Stock issuable upon exercise        100,000(2)      $2.50          $250,000.00      $86.21
    of outstanding Common Options
  Common Stock issuable upon exercise        100,000(3)      $2.50          $250,000.00      $86.21
    of outstanding Common Options
  Common Stock issuable upon exercise      1,100,000(2)      $0.50          $550,000.00     $189.65
    of outstanding Common Options
  Common Stock issuable upon exercise      1,100,000(3)      $0.50          $550,000.00     $189.65
    of outstanding Common Options
  Common Stock outstanding                 1,203,773(3)(4)   $2.656250    $3,197,522.03   $1,102.59
        Total                                                                             $2,173.56

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock which may become issuable by reason of anti-dilution provisions contained in such securities.
(2)Registered for issuance.
(3)Registered for resale.
(4)Pursuant to Rule 457(h), the offering price and registration fee are computed on the basis of the average of the closing bid and asked prices reported for the common stock of the registrant on the Nasdaq SmallCap Market on December 20, 1995, which were $2.5625 and $2.75 per share, respectively.

Exhibit Index Appears on Page: 22
Total Number of Pages: 24


PROSPECTUS                                               Dated December 21, 1995


                       CELEBRITY ENTERTAINMENT, INC.

677,600 Shares of Common Stock issuable upon conversion of 1,094,000 shares of outstanding Class A Preferred Stock (294,205 shares of which Common Stock are also registered for resale) (including 240,000 shares of Common Stock reserved for payments of accrued dividends upon conversion); 362,400 Shares of Common Stock issuable upon conversion of 906,000 shares of Class A Preferred Stock issuable upon exercise of 906,000 outstanding Class A Warrants; 40,000 Shares of Common Stock issuable upon conversion of outstanding convertible promissory notes; 283,925 Shares of Common Stock issuable upon exercise of 283,925 outstanding Common Stock Warrants (registered for issuance; 218,000 of which are also registered for resale); 1,200,000 Shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options (registered for issuance and for resale); and 1,203,773 Shares of Common Stock previously issued (registered for resale).

      This combined prospectus (the "Prospectus") and the registration statement of which this Prospectus forms a part (the "Registration Statement") relate to the issuance of 677,600 shares of common stock of Celebrity Entertainment, Inc., a Delaware corporation (the "Company"), $.0001 par value per share (the "Common Stock") issuable upon conversion of 1,094,000 shares of outstanding Class A Convertible 8% Preferred Stock, $0.01 par value per share (the "Class A Preferred Stock") (294,205 shares of which Common Stock are also registered for resale) (including 240,000 shares of Common Stock reserved for payments of accrued dividends upon conversion); the issuance of 362,400 shares of Common Stock issuable upon conversion of 906,000 shares of Class A Preferred Stock issuable upon exercise of 906,000 outstanding Class A Redeemable Preferred Stock Purchase Warrants (the "Class A Warrants"); 40,000 Shares of Common Stock issuable upon conversion of outstanding convertible promissory notes; 283,925 Shares of Common Stock issuable upon exercise of 283,925 outstanding Common Stock Warrants (registered for issuance; 218,000 of which are also registered for resale); the issuance of 1,200,000 Shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options (registered for issuance and for resale); and 1,203,773 Shares of Common Stock previously issued (registered for resale) to the Selling Security Holders described herein.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS." THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Each share of Common Stock entitles the registered holder thereof to one vote on all matters that may be voted upon by stockholders of the Company at meetings thereof. There are no preemptive, conversion, redemption or cumulative voting rights applicable to the Common Stock. If so declared, the holders of the Common Stock are entitled to receive such dividends and other distributions of the Company subject to the rights of the holders of the Preferred Stock having a dividend preference over the Common Stock.

      As stated above, 1,203,773 shares of Common Stock previously issued are being registered pursuant to the Securities Act of 1933, as amended (the "Securities Act") for offer and sale by the Selling Security Holders. In addition, 283,925 shares of Common Stock issuable upon exercise of 283,925 outstanding Common Stock Warrants are being registered for issuance and 218,000 of such shares are being registered for resale by the Selling Security Holders, and 1,200,000 shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options are being registered for issuance and for resale by the Selling Security Holders. Sales of such securities, or even the potential of such sales, could have an adverse effect on the market prices of the securities. The Selling Security Holders will receive the proceeds from the sale of the securities being offered by such Selling Security Holders and the Company will receive the proceeds from the exercise, if any, of the Common Stock Warrants, Common Stock Options, and Class A Warrants. All costs incurred in connection with the registration of such securities are being borne by the Company. See "Selling Security Holders."

      The Common Stock commenced quotation on NASDAQ on February 18, 1994. On December 20, 1995, the closing bid and asked prices for the Common Stock were $2.5625 and $2.75, respectively.

      While the Common Stock is currently listed for quotation on NASDAQ, there can be no assurance given that the Company will be able to satisfy the requirements for continued listing on NASDAQ or that such quotation will otherwise continue; nor can there be any assurance given that any market for the Company's securities will continue or will be sustained. See "Risk Factors-No Assurance of Continued Public Market or Continued NASDAQ Listing."

      The Selling Security Holders, directly or through agents, dealers or underwriters to be designated from time to time, may sell the securities described herein from time to time upon terms to be determined at the time of sale. To the extent required, the number of such securities, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer, will be set forth in an accompanying prospectus supplement. The Selling Security Holders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the securities being offered by them pursuant hereto. The Selling Security Holders and any agents, dealers, or underwriters that participate with the Selling Security Holders in the distribution of their respective securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-5, 10b-6 and 10b-7, in connection with transactions in the securities to be sold by them during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the securities to be offered and sold by the Selling Security Holders.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE ANY OFFER OF SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference room located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company has filed with the Commission a Registration Statement relating to the securities offered hereby pursuant to the provisions of the Securities Act. This Prospectus forms a part of the Registration Statement; however, it does not contain all the information set forth in the Registration Statement, the exhibits and schedules thereto, and the documents incorporated herein and/or therein by reference. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, the exhibits and schedules thereto and the documents incorporated herein and therein by reference. Summaries of and references to various documents in this Prospectus do not purport to be complete and in each case reference is made to the copy of such document which has been filed as an exhibit to or incorporated by reference into the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company specifically incorporates herein by reference the following documents which have been heretofore filed with the Commission:

1. Quarterly Report of Celebrity Entertainment, Inc. on Form 10-QSB for the quarter ended September 30, 1995, filed with the Commission on November 14, 1995 (File No. 0-19196);

2. Quarterly Report of Celebrity Entertainment, Inc. on Form 10-QSB for the quarter ended June 30, 1995, filed with the Commission on August 17, 1995 (File No. 0-19196);

3. Quarterly Report of Celebrity Entertainment, Inc. on Form 10-QSB for the quarter ended March 31, 1995, filed with the Commission on May 19, 1995 (File No. 0-19196);

4. Annual Report of Celebrity Entertainment, Inc. on Form 10-KSB for the fiscal year ended December 31, 1994, filed with the Commission on April 17, 1995 (File No. 0-19196);

5. Current Report of Celebrity Resorts, Inc. (now Celebrity Entertainment, Inc.) on Form 8-K dated January 27, 1993 and filed with the Commission on February 2, 1993 (File No. 0-19196);

6. Current Report of Celebrity Resorts, Inc. (now Celebrity Entertainment, Inc.) on Form 8-K dated March 24, 1993 and filed with the Commission on March 31, 1993 (File No. 0-19196) and amended June 24, 1993;

7. Current Report of Celebrity Resorts, Inc. (now Celebrity Entertainment, Inc.) on Form 8-K dated June 15, 1993 and filed with the Commission on June 30, 1993 (File No. 0-19196) and amended August 30, 1993 and January 18, 1994;

8. Current Report of Celebrity Entertainment, Inc. on Form 8-K dated January 27, 1994 and filed with the Commission on February 2, 1994 (File No. 0-19196);

9.    Current Report of Celebrity Entertainment, Inc. on Form 8-K dated
      March 16, 1994 and filed with the Commission on March 23, 1994 (File No. 0-19196) and amended April 6, 1994;

10. Current Report of Celebrity Entertainment, Inc. on Form 8-K dated July 11, 1994 and filed with the Commission on July 18, 1994 (File No. 0-19196);

11. Current Report of Celebrity Entertainment, Inc. on Form 8-K dated September 21, 1994 and filed with the Commission on October 5, 1994 (File No. 0-19196);

12. Description of Common Stock contained in Form 8-A Registration Statement dated April 15, 1991 and filed with the Commission on April 24, 1991 (File No. 0-19196); and

13. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1994.

            Any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, and prior to the termination of the offering of the securities subject hereto, shall each be deemed to be incorporated by reference herein and shall each be deemed to be a part hereof from the date on which each such document is filed.

      Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

      The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, exclusive of exhibits thereto unless such exhibits are specifically incorporated by reference into the information that has been incorporated into this Prospectus. Requests for any of the foregoing documents should be directed to J. William Metzger, Secretary, Celebrity Entertainment, Inc., 214 Brazilian Avenue, Suite 400, Palm Beach, Florida 33480 at (407) 659-3832.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus and the information incorporated herein by reference. Unless otherwise indicated, all share and per share amounts set forth hereinafter have been adjusted to reflect a 1:5 reverse stock split which occurred in August 1995; a 1:20 reverse stock split which occurred in November 1993; and a 2:1 stock split which occurred in May 1991. Each prospective investor is urged to read this Prospectus in its entirety and the information and documents incorporated herein by reference.

                                   The Company

      Celebrity Entertainment, Inc. (the "Company ) was organized pursuant to the laws of the State of Delaware in July 1987 for the purpose of owning, developing, marketing and operating a destination resort community and fishing camp (the "Resort") on Orange Lake near Ocala, Florida. The principal executive offices of the Company are located at 214 Brazilian Avenue, Suite 400, Palm Beach, Florida 33480 and its telephone number is (407) 659-3832.

                                  The Offering

      The Registration Statement of which this Prospectus forms a part relates to the issuance of 677,600 shares of Common Stock issuable upon conversion of 1,094,000 shares of outstanding Class A Preferred Stock (294,205 shares of which Common Stock are also registered for resale) (including 240,000 shares of Common Stock reserved for payments of accrued dividends upon conversion); the issuance of 362,400 shares of Common Stock issuable upon conversion of 906,000 shares of Class A Preferred Stock issuable upon exercise of 906,000 outstanding Class A Warrants; 40,000 Shares of Common Stock issuable upon conversion of outstanding convertible promissory notes; 283,925 Shares of Common Stock issuable upon exercise of 283,925 outstanding Common Stock Warrants (registered for issuance; 218,000 of which are also registered for resale); 1,200,000 Shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options (registered for issuance and for resale); and 1,203,773 Shares of Common Stock previously issued (registered for resale).

                                 Use of Proceeds

      The Company will receive the proceeds from the exercise, if any, of the Common Stock Options, Common Stock Warrants, and the Class A Warrants. The Company intends to use such proceeds, if any, for general working capital purposes. The Company will not receive any proceeds from the sale of the securities offered by the Selling Security Holders.

                                  Risk Factors

      Investment in the securities being offered hereby is highly speculative and involves substantial risk including, but not limited to, the Company's ongoing capital requirements, operating losses, working capital deficit, lack of cash dividends, the Company's potential need for additional financing, the Company's reliance on senior management, "penny stock" regulations, litigation, competition, seasonality of the Company's Resort, lack of assurance with respect to listing of the Company's securities on NASDAQ and governmental regulation. See "Risk Factors."

                                  RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THE SECURITIES OFFERED HEREBY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

Ongoing Capital Requirements

      The Company currently requires substantial commitments for capital to maintain and expand its ongoing business and to satisfy past due obligations. Also, the Company may require additional funds in the future in order to conduct its business. It is the Company's intention to continue to develop and complete the Company's Resort facility. Although management expects the cash flow from its Resort operations to improve over the next twelve months and to be sufficient to fund such operations at current levels during such period, the Company may, however, require additional financing to further develop the Resort. If such additional financing is required, there can be no assurance that the Company will be able to successfully negotiate or obtain such additional financing; nor can there be any assurance that, if available, such additional financing will be on terms favorable or acceptable to the Company. The absence of such additional financing or the lack of available funds on favorable terms could have a material adverse impact on the businesses and operations of the Company.

Net Losses and Working Capital Deficit

      Since its inception, the Company has experienced net losses in the aggregate amount of $4,692,598 through December 31, 1994, and a net loss of $455,331 for the nine months ended September 30, 1995. In addition, the Company had a working capital deficit of $545,043 at December 31, 1994 and $1,044,147 at September 30, 1995. In the past, the Company has experienced cash flow difficulties and has delayed payment on certain debt obligations, which has raised doubts as to the Company's ability to continue as a going concern. The Company anticipates that the discontinuation of its television production subsidiary as of December 31, 1994, together with capital raised in the second quarter of 1995 through the sale of the Company's common stock and recent reductions in debt and debt service requirements will serve to improve its working capital and liquidity position. Notwithstanding such financings and reductions, there can be no such assurance that cash flows from operations will be sufficient to meet the Company's working capital requirements and, consequently, the Company may experience operating losses and working capital deficits in the future. There can be no assurances that the Company will be able to meet its monthly mortgage obligation or the final principal and interest payment on the Resort mortgage.

Lack of Dividends

      The Company has not paid any cash dividends on its Common Stock since its incorporation and does not anticipate paying any such dividends in the foreseeable future.

Outstanding Warrants and Options

      The Company has outstanding the following warrants and options:
(i) warrants to purchase 283,925 shares of Common Stock (the "Common Stock Warrants"); (ii) options to purchase 1,200,000 shares of Common Stock (the "Common Stock Options"); and (iii) warrants to purchase 362,400 shares of Class
A Preferred Stock (the "Class A Warrants").   The Company expects that it will
grant additional Common Stock Options pursuant to its stock option plans to officers, directors, employees and consultants of the Company. The Company's 1994 Directors Stock Option and Appreciation Rights Plan contains a formula providing for the grant of options on the second Monday of December of each year to directors of the Company. Holders of warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. Further, while its warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms or to utilize its equity securities in connection with acquisitions may be adversely affected.

Future Issuances of Stock by the Company

      The Company has authorized capital stock of 25,000,000 shares of Common Stock, $.0001 par value per share, and 2,000,000 shares of Preferred Stock, $.01 par value per share, all of which 2,000,000 shares have been designated Class A Preferred Stock. As of the date hereof, there were outstanding 2,366,753 shares of Common Stock, 1,094,000 shares of Class A Preferred Stock, 906,000 Class A Warrants, 283,925 Common Stock Warrants, and 1,200,000 Common Stock Options, and promissory notes convertible into 40,000 shares of Common Stock. In light of the Company's one-for-five reverse split of its Common Stock which occurred in August 1995, currently each share of Class A Preferred Stock can be converted into two/fifths of a share of Common Stock, assuming the effectiveness of a registration statement with respect thereto. If all the outstanding Class A Preferred Stock were converted into Common Stock and all Common Stock Options and Common Stock Warrants were exercised (assuming no exercise of the Class A Warrants nor conversion of outstanding convertible promissory notes), there would be an additional 1,921,525 shares of Common Stock outstanding plus a currently undetermined amount representing dividends in kind, or an aggregate of more than 4,288,278 outstanding shares of Common Stock. Assuming exercise of the outstanding Class A Warrants and conversion of the Class A Preferred Stock underlying such warrants, there would be an additional 362,400 shares of Common Stock outstanding; further assuming conversion of all outstanding convertible promissory notes of the Company into an additional 40,000 shares of Common Stock, there would be an aggregate of more than 4,690,678 outstanding shares of Common Stock.

      The Company has reserved an aggregate of 2,741,525 Common Stock for issuance (i) upon conversion of the Class A Preferred Stock, including dividends payable in kind which commence being payable on January 1, 1996, and including Class A Preferred Stock issuable upon exercise of the Class A Warrants, (ii) upon exercise of the outstanding Common Stock Warrants, (iii) upon exercise of the outstanding Common Stock Options, (iv) upon conversion of the outstanding convertible promissory notes, (v) pursuant to the Company's Registration Statement on Form S-8 effective as of August 10, 1995, and (vi) upon exercise of options to be granted under the Company's stock option plans including 375,000 shares reserved for grants to be made pursuant to the stock option plans of the Company adopted in 1994. Although there are no present plans, agreements or undertakings with respect to the Company's issuance of any unreserved shares of stock or related convertible securities, other than as disclosed herein, the issuance of any of such securities by the Company could have anti-takeover effects insofar as they could be used as a method of discouraging, delaying or preventing a change in control of the Company. Such issuance could also dilute the public ownership of the Company. Inasmuch as the Company may, in the future, issue authorized shares of Common Stock without prior stockholder approval, there may be substantial dilution to a stockholder's pro rata ownership interest in the Company. Given that the Company is authorized to issue more capital stock, there can be no assurance that the Company will not do so.

Future Sales of Stock by Stockholders

      As of the date hereof, the Company's current stockholders own an aggregate of 2,366,753 shares of Common Stock. Of such shares, 1,203,753 are deemed to be "restricted securities" as that term is defined in Rule 144, promulgated under the Securities Act. Such "restricted securities" may only be sold in compliance with Rule 144 or pursuant to an effective registration statement. All of such "restricted securities" are available for sale by the Selling Security Holders pursuant to registration herein. See "Selling Security Holders." A sale of shares by current stockholders may have a depressing effect upon the market price of the securities of the Company. To the extent that these shares enter the market, the value of the securities existent in the market may be reduced. Notwithstanding the registration of their shares for resale pursuant hereto, Messrs. McNamara and Metzger are under contractual obligation not to sell, transfer or otherwise dispose of their securities for a period of 24 months which commenced January 19, 1994.

Potential Change in Voting Control of the Company

      As of the date of this filing, management of the Company owned approximately 6.3% of the 2,366,753 shares of Common Stock issued and outstanding, exclusive of any options or warrants. However, given that each share of Class A Preferred Stock entitles the holder thereof to four (non-cumulative) votes on each matter submitted to the holders of Common Stock for a vote thereon, the holders of the currently outstanding 1,094,000 shares of Class A Preferred Stock would be entitled to vote, in the aggregate, the equivalent of 4,376,000 shares of Common Stock, thus diluting the voting control of management and other holders of Common Stock of the Company. If such 1,094,000 shares of Class A Preferred Stock were converted to 437,600 shares of Common Stock, management would own approximately 5.3% of the then outstanding Common Stock. In addition, if the outstanding Class A Warrants were exercised and the Class A Preferred Stock issued thereon converted to 362,400 shares of Common Stock, then management would own 4.7% of the then outstanding 3,166,753 shares of Common Stock. If the outstanding Class A Preferred Stock and the Class A Preferred Stock underlying the outstanding Class A Warrants were converted into Common Stock, the Common Stock Warrants exercised, the Common Stock Options exercised, then management's ownership would be 9.7% of the then outstanding 4,650,678 shares of Common Stock.

No Assurance of Continued Public Market or NASDAQ Listing

      The Company's Common Stock is quoted on NASDAQ under the symbol "CLEB." There can be no assurance that the Company will be able to continue to satisfy the requirements for quotation on NASDAQ or that any other quotation will continue. There can be no assurance that the trading market for the Company's securities will continue. If, for any reason, a public trading market is not continued for the Company's securities, investors in such securities may have difficulty selling their securities should they desire to do so.

      In order to qualify for initial listing on NASDAQ a company must have, among other things, at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float and minimum bid price of $3.00 per share. For continued listing, a company must have, among other things, $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. The Company has satisfied the requirements for quotation on NASDAQ in connection with the Company's Common Stock currently listed thereon and has maintained its eligibility therefor, but if the Company becomes unable to satisfy the requirements for continued quotation on NASDAQ, trading, if any, in the Common Stock offered hereby would be conducted in the over-the-counter market in the "pink sheets" of the National Quotation Bureau, Inc. or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, such securities.

"Penny Stock" Regulations

      The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. A broker-dealer effecting transactions in penny stocks must disclose the commissions payable to both the broker-dealer and any registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. While many NASDAQ-listed securities would be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole market maker provision of the penny stock regulations for: (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years); (ii) transactions in which the customer is an institutional accredited investor; and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ-listed security directly with a NASDAQ market maker for such securities would be subject only to the sole market maker disclosure and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. The above-described rules may materially adversely affect the liquidity for the market of the Company's securities and may impair the ability of the holders thereof to sell or otherwise dispose of such securities.

Use of Proceeds

      The Company will not receive any proceeds from the offer and sale of the securities by the Selling Security Holders but will receive proceeds from the exercise, if any, of outstanding warrants and options, including the Class A Warrants, Common Stock Warrants and Common Stock Options. The Company intends to use the proceeds, if any, from the exercise of such options and warrants to fund the operations of the Company including additional Resort improvements and general working capital. There can be no assurance that any of such warrants or options will be exercised. See "Use of Proceeds."

Reliance on Senior Management

      The operations of the Company are dependent in large part upon the efforts of Mr. James J. McNamara, President of the Company, and Mr. J. William Metzger, Vice President. The loss of the services of Mr. McNamara or Mr. Metzger could adversely affect the conduct and operation of the businesses of the Company. In the event of such loss there can be no assurance that the Company would be able to obtain or employ a qualified replacement on acceptable terms.

Reliance on Future Business Combination

      The financial support of the Company is dependent in large part upon the continuation of funding resulting from the efforts of the Company's management and its majority stockholders. During the nine-month period ended September 30, 1995, the Company entered into a Financing Agreement and Letter of Intent (the Financing Agreement) with representatives of a private financing group (the Financing Group). Pursuant to the terms of the Financing Agreement, the Company issued to the Financing Group a promissory note in the principal amount of $200,000 payable on December 1, 1995 in return for the Financing Group's payment of $200,000 in cash to the Company. In addition, the Financing Group purchased 200,000 shares of the Company's common stock in return for a cash payment of $100,000 to the Company; and 800,000 of the Company's common shares together with 475,000 of the Company's Class A 8% Convertible preferred shares, payment for which was made by a secured promissory note payable to the Company. In connection with the completion of additional funding which the Financing Group has agreed to provide, the Company has granted to the Financing Group options to purchase additional common stock of the Company. Additionally, the Company and the Financing Group have entered a period of negotiation and due diligence in order to complete a proposed business combination of the Company and one or more of the entities controlled or represented by the Financing Group. If such proposed business combination is effected, it is anticipated that a public offering or other sale of securities would be completed, the proceeds from which, in part, would be used to reduce the liabilities of CEI and expand CEI's resort operations and the combining company's operations. This would result in the reduction of CEI's liabilities and provide expected income in the upcoming year of the Company's operations. However, there can be no assurance that any proposed business combination will be effected. Any such business combination and related public offering is subject to the combining entity's acceptance of the Company's financial statements, the state of the general securities markets and of the specific market for the Company's securities, and any necessary regulatory review of the securities to be issued in connection with the combination.

Litigation

      From time to time, the Company and its subsidiaries are subject to lawsuits arising in the ordinary course of business. There is currently no lawsuit pending, or to the knowledge of the Company, threatened against the Company or its subsidiaries which would have a material adverse effect on the financial condition or results of operations of the Company or its subsidiaries.

Discontinuation of Former Subsidiary

      In June 1993, the Company acquired Production Services International, Inc. ("PSI"), a Delaware corporation headquartered in Palm Beach, Florida. The Company acquired all the issued and outstanding capital stock of PSI in exchange for 402,672 newly-issued shares of the Company s common stock valued at $402,672. The management of the Company recognized that the financial condition of PSI at December 31, 1994 was such that the Company was not able to exercise control over the operations of PSI, and that unless immediate financing were obtained under conditions acceptable to the distributor of PSI s principal television series production (the "Series"), bankruptcy of PSI was inevitable. As of December 31, 1994, the Company abandoned its investment in PSI and deconsolidated the assets, liabilities and operations of the PSI subsidiary on its financial statements. Accordingly, the total acquisition cost, valued at $402,672, has been written off as of December 31, 1994 in connection with the abandonment of the Company's investment in PSI's operations. An involuntary petition for bankruptcy was filed in March 1995. During the nine-month period ended September 30, 1995, PSI and its major creditor (the "Distributor") reached a settlement resulting in the withdrawal of the involuntary bankruptcy petition. The Company has agreed to assist PSI in providing $250,000 as payment to the Distributor and the other petitioning creditors and further to assist PSI in establishing a fund to satisfy the remaining claims from other creditors. Commencing in the nine-month period ended September 30, 1995, PSI has been pursuing an effort to identify and quantify all outstanding claims of indebtedness related to PSI s operations in order to formulate a proposed cash settlement of all such claims. Should the Company fail in its fulfillment of funding the cash settlements related to such indebtedness, certain creditors may initiate, individually or collectively, lawsuits or bankruptcy petitions against the Company. There can be no assurance that the Company will be able to satisfy the obligations related to such settlements.

Competition

      In connection with its resort business, the Company competes with other companies which operate destination resorts and which market memberships usable at multiple destination campground locations. The majority of such companies are well-established in the industry, have substantially greater financial and marketing resources and name recognition than the Company, and operate a greater number of resort campgrounds. The Company believes that its ability to compete successfully for membership sales is based in part on the attractiveness and
location of the Resort.   Although there are currently six fish camps operating
on Orange Lake, management believes that none individually offers facilities comparable to those which the Company presently offers and will be able to offer upon completion of the planned Resort facilities.

No Assurance of Additional Resort Development

      The Company had originally designed an overall plan for the Resort to construct and offer for use by the public a total of 350 recreational vehicle ("RV") sites, 50 freestanding housing units (the "Housing Units") and a variety of fishing, athletic and social facilities. Presently, the Company has constructed a significant portion of the facilities planned for the Resort, including 104 fully equipped RV sites, 127 RV sites equipped with water and sewer hook-ups only, 11 Housing Units, and much of the support services, recreational and leisure facilities. The Company hopes in the near future, if working capital is sufficient, to complete approximately 50 RV sites which currently have only water and sewer hook-ups, construct a bath house, and increase marketing and sales efforts. As funds from Resort operations become available, the Company intends to improve and develop existing and new Resort amenities such as the fishing, golfing and athletic facilities, and if deemed advisable by the Company, to complete additional RV sites. While the costs of such further development are subject to change based upon various circumstances, including increased cost of labor, material, and delays, the Company anticipates that the 50 RV sites, bath house, additional marketing and sales efforts and miscellaneous items can be completed at a cost of $100,000. Any other additional construction will be completed with funds, if any, generated by sales of Resort memberships and operating revenues. There can be no assurance, however, that these revenues will be available or if available will be allocated to or sufficient for any additional development of the Resort. The Company recognizes that unforeseen labor shortages, the inability to obtain labor and/or materials, the inability of certain contractors to perform (or to perform on a timely basis due to strikes), adverse weather conditions, acts of God or other circumstances beyond the control of the Company could delay further construction of the Resort facility and could have an adverse effect on the operations of the Resort.

Sales of Memberships and Lease Arrangements

      The Company offers memberships and variable-term leases which entitle members to utilize the Resort's facilities, RV sites, RVs and Housing Units for a daily/nightly, weekly, semi-annual or annual fee. It is the Company's intention to sell a total of approximately 800 memberships. The variable-term lease arrangement will be marketed aggressively during the 1995-96 season. As of December 18, 1995, the Company had approximately 165 current memberships.
The Company actively markets memberships to camping, fishing, golfing and other sports enthusiasts through print and mail advertising and through sales arrangements with RV dealerships and park model manufacturers which offer Resort memberships and park models at discounted prices to purchasers of new vehicles. There can be no assurance that such marketing program will produce any sales of Resort memberships or variable-term lessees. Lack of sales of memberships and leases may have a significant adverse impact on the revenues of the Company and the operation and development of the Resort.

Seasonality and the Resort's Dependence Upon Climatic Conditions

      Generally, the nature and success of a fishing and golfing-oriented resort is dependent in considerable part upon prevailing conditions at a resort property, including climate. To the extent that dramatic climatic changes, such as hurricanes or extended unseasonable weather, may adversely affect the Resort property or the viability of fish in Orange Lake, the Company's ability to market memberships may be adversely affected and attendance at the Resort may be impaired. The Resort is not located in a hurricane, tornado or flash flood area and has not historically experienced dramatic climatic changes. Hurricanes that Florida has experienced have historically had a more material impact on coastal areas than on inland areas, such as the area in which the Resort property is located. The Company believes that the average temperature at the Resort will tend to be approximately 78 degrees in the winter (December-March), 81 degrees in the spring (April -May), 86 degrees in the summer (June-August) and 80 degrees in the fall (September-November). Although Orange Lake has experienced growth of vegetation from time to time, such growth has not materially adversely affected fishing, but has reduced the number of pleasure craft on Orange Lake. The Company does not anticipate that any growth of vegetation would be so substantial as to preclude or materially affect the fishing or continued use of pleasure craft on Orange Lake. While management does not anticipate the occurrence of climatic events which would adversely affect the business or operations of the Resort, there can be no assurance that such events will not occur.

Insurance

      The Company maintains casualty and liability insurance for the operation of the Resort and for the continued construction and development of its facilities. While management of the Company believes that its Resort and facilities are adequately insured, there can be no assurance that the Company will be able to renew such insurance policies as such policies become due and if such policies are renewable, there can be no assurance that the premium payments thereof would not increase prohibitively. If such insurance policies are not renewed, there can be no assurance that the Company would be able to find suitable alternative policies at reasonable premium payment rates. Failure by the Company to obtain casualty and liability insurance in adequate amounts could have a material adverse effect on the operations of the Company and could expose the Company to the risk of significant losses resulting from any casualty or liability claims not adequately covered by insurance.

Government Regulations - Permits Required For Operation Of Resort

      The Company is required to obtain governmental regulatory approvals to operate the Resort, including water treatment permits, sanitary sewage permits, health permits, sales and use tax permits and permits relating to food, beverage and alcohol sales. While the Company has been able to obtain such regulatory approvals, there can be no assurance that the Company will be able to continue to obtain such approvals and permits or, when required, will be able to renew the same. The governmental authorities regulating the Company's activities have broad discretionary powers to enforce and interpret the statutes and regulations which they administer, including the power to enjoin or suspend sales activities, revoke licenses and approvals relating to the Company's business activities. Although the Company believes it is and will be in compliance in all material respects with the current requirements of these authorities, the Company is unable to predict the effect of future developments in the laws or regulations administered by federal, state and local authorities having jurisdiction over its activities. The Company's failure to obtain or renew any of such licenses or approvals could have a material adverse affect on the Company's ability to complete the Resort and to continue the Resort's operations.

Government Regulations - Compliance with Environmental Laws

      The Company has no knowledge of any federal, state or local environmental compliance regulations which materially affect operation of the Resort and the Company has not been required to expend material amounts of capital to comply with environmental protection statutes. While it is impossible to predict the application and impact, if any, of any future environmental regulations and laws on the operations and development of the Resort, the Company does not anticipate that expenditures related to compliance with any such future laws or regulations will be material. There can be no assurance, however, that the Company will be able to comply with such laws or regulations.

Government Regulations - Leases

      The Company has obtained a submerged land lease, which is scheduled to expire on July 15, 1998, from the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida to construct and operate a commercial marine facility with fuel facilities (the "Lease"). Pursuant to the terms of the Lease, the Company pays approximately $2,700 per year to the State of Florida. Future renewal of the Lease is at the sole option of the State of Florida. Although the Company does not know of any reason why the requisite authorities of the State of Florida would decline to renew the Lease, in the event the Lease is not renewed, the Company would be required to cease utilizing that portion of the Resort as a commercial marina. Such discontinuance could have a materially adverse effect on the Company's ability to operate the Resort and to market memberships thereto, since the Company would not be able to offer its guests boating and fishing facilities on Orange Lake. All fees generated by the Company from the use of the docking facilities would likewise be discontinued.

Government Regulations - Membership Sales

      The Company's sales activities include the use of direct mail solicitation and the use of on-site sales facilities. The Company's promotional and sales activities are subject to regulation under federal and state consumer protection and consumer credit laws and are typically subject to review by consumer protection agencies having broad discretionary authority. Should the Company fail to control its proposed sales techniques, regulatory enforcement action in one or more states in which the Company operates could result. In addition, the Company has and will continue to structure its membership and sales practices to preclude or reduce regulation under federal and state securities laws and state campground and timeshare statutes. State laws governing timeshares, and other similar laws and regulations, may limit or preclude the sale of memberships in some states. Government regulations promulgated by various states may include provisions which, among other things, affect the manner in which the Company may offer or sell memberships, limit the contents of offering materials, require the Company to afford a rescission period to subscribers of memberships, mandate an escrow of all or a portion of the purchase price of memberships, regulate the transferability of memberships, and/or require the licensing of salespersons. The specific limitations on sales of memberships vary from state to state. The Company currently markets its memberships nationally. Several states have enacted regulations, similar to the regulations described above, governing the sale of memberships to resorts such as the Resort. The Company undertakes to comply with all such regulations as well as those regulations in force in any other states in which memberships may be offered for sale by the Company. There can be no assurances that the Company will be able to comply with any or all state regulations or that future legislation or regulations will not have an adverse effect upon the Company's business in one or more states.

                                   THE COMPANY

      The Company was organized pursuant to the laws of the State of Delaware in July 1987 for the purpose of owning, developing, marketing and operating a destination resort community and fishing camp on Orange Lake near Ocala, Florida. In June 1993, the Company acquired all of the issued and outstanding capital stock of Production Services International, Inc., then a development stage Delaware corporation ("PSI"), organized in December 1991 for the purpose of performing and providing production management services and facilities leasing to companies engaged in the production of filmed entertainment projects. In December 1994, the Company discontinued its investment in PSI and wrote off the acquisition cost.

      The Company is engaged in the business of management, promotion and development of a destination golf and fishing resort facility known as the "Celebrity Resort." Management is currently seeking appropriate candidates for one or more business combinations with the Company.

      The principal executive offices of the Company are located at 214 Brazilian Avenue, Suite 400, Palm Beach, Florida 33480 and its telephone number is (407) 659-3832.


                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the offer and sale of the securities held by the Selling Security Holders. The Company will receive the proceeds, if any, from the exercise of the Common Stock Options, Common Stock Warrants, and Class A Warrants. It is extremely unlikely that a holder of an option or warrant would choose to exercise such security unless the exercise price were less than the current market price of the security issuable upon exercise. Currently the exercise price of the Class A Warrants is approximately four times the market price of the Common Shares issuable upon conversion of the Class A Preferred Stock purchasable upon such exercise, and thus the Class A Warrants are highly unlikely to be exercised in the foreseeable future. The Board of Directors may determine in the future to lower the exercise price of some or all outstanding Class A Warrants, which it has authority to do. No plans are in place to do so at this time.

      The Company intends to use the proceeds, if any, from the exercise of the options and warrants for general working capital purposes.

                             SELLING SECURITYHOLDERS

      The Registration Statement of which this Prospectus is a part also relates to the offer and sale of up to an aggregate of 1,203,773 shares of Common Stock previously issued to certain security holders; the offer and sale of up to 294,205 Shares of Common Stock issuable upon conversion of 475,000 shares of outstanding Class A Preferred Stock; the offer and sale of up to an aggregate of 218,000 Shares of Common Stock issuable upon exercise of 218,000 outstanding Common Stock Warrants; and the offer and sale of 1,200,000 Shares of Common Stock issuable upon exercise of 1,200,000 outstanding Common Stock Options.

      The following table sets forth the beneficial ownership of the securities of the Company held by each person who is a Selling Security Holder and by all Selling Security Holders as a group.

Name of Beneficial Owner           Number of Shares of Common Stock Owned (1)
------------------------           ------------------------------------------
Carolyn Carrano                      2,542
Gilbert Fiorentino                   1,271
Richard & Lorraine Grabowski         3,813
Glenn M. Janowsky                    5,085
Richard Litsky                       2,542
Brad Muller                        129,305
Lloyd Muller                         2,542
Eugene L. Nakamura                   2,542
M.J. Robinson                        3,813
Leroy Tinsley                          509
Brazilian Realty                    30,240
Michael D. Herman                  624,205
TeleMatrix, Inc. of Conn.          600,000
James J. McNamara                  224,786
J. William Metzger                 224,786
Leo and Barbara Whigham            200,000
Glendale, Inc.                     100,000
David A. Johnson                    68,000
Joseph J. Bianco                    10,000
Peter J. Dekom                      10,000
Harry and Ida Kaufman               40,000
Jack E. Bock                        30,000
Lawrence H. Feder                   10,000
Fleming & O'Neill                   10,000
David Shue                           5,000
Peter Lynch                         15,000
Kimberli Critchfield               100,000
Dale Pelletier                      10,000
Carol Martino                       25,000
Jeff Matloff                        10,000
Lisa A. Mercado                      5,000
Debra Herman                       500,000
Island Star, Inc.                   10,000
                                 ---------
TOTAL                            3,015,981

(1) Assumes, with respect to each respective security holder, conversion of all Class A Preferred shares owned to common shares and exercise of all warrants and options owned.

      The Company believes that all of the securities represented are owned of record by each individual named as beneficial owner and further believes that, unless as specifically indicated above, each individual has sole voting and dispositive power with respect to the shares of Common Stock owned by each of them. Each Selling Security Holder may, but is not required to, sell all of the shares of Common Stock owned by such Selling Security Holder. No Selling Security Holder will own more than 1% of the Common Stock after completion of this offering. Mr. McNamara has been President, Chief Executive Officer and a director of the Company since June 1993. Mr. Metzger has been Executive Vice President, Chief Financial Officer, Secretary, Treasurer and a director of the Company since June 1993. Mr. Herman and TeleMatrix, Inc. of Connecticut are the joint obligors pursuant to a secured promissory note payable to the Company in the principal amount of $500,000 and are obligated to assist the Company in obtaining further equity financing. No other Selling Security Holder has held any position or office, or has had any material relationship with the Company or any of its affiliates, within the past three years.

                              PLAN OF DISTRIBUTION

      The shares of Common Stock issuable upon exercise of outstanding Common Stock Options and Common Stock Warrants will be issued by the Company subsequent to the date hereof upon exercise of such options and warrants and the Company will receive the net proceeds, if any, thereof. The shares of Common Stock issuable upon conversion of Class A Preferred Stock and convertible notes will be issued by the Company subsequent to the date hereof upon conversion of such shares and notes. No sales commissions will be paid in connection with the offer and sale of such securities, except as follows: To the extent that I.A. Rabinowitz & Co. solicits the exercise of any outstanding Class A Warrants, it may receive a fee equal to four percent of the exercise price of the Class A Warrants so exercised provided that: (I) the market price of the Company's Common Stock is greater than the then exercise price of such warrant, (ii) such exercise was solicited by a member of the National Association of Securities Dealers, Inc., (iii) the Class A Warrant was not held in a discretionary account, (iv) disclosure of the compensation arrangements was made to the customer, (v) the solicitation of such exercise does not violate Rule 10b-6 (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Exchange Act and (vi) the solicitation of the exercise is in compliance with NASD Notice to Members 81-38.

      In order to facilitate the exercise of the Common Stock Warrants and Common Stock Options and the conversion of Class A Preferred Stock, the Company will furnish, at its expense, such number of copies of this Prospectus to the record holders of such securities as such record holders may request, together with instructions that copies of this Prospectus be delivered to the beneficial owners thereof. In connection with the offer and sale of Common Stock by the Selling Security Holders, the beneficial owners thereof have undertaken to deliver this Prospectus to the purchasers of such securities in accordance with the Securities Act and to comply with applicable provisions of the Exchange Act including, without limitation, Rule 10b-6 thereunder, in connection with transactions in the Company's securities during the effectiveness of the Registration Statement.

      Persons who wish to exercise the Class A Warrants or Common Stock Warrants, unless such specific instruments instruct that delivery shall be directly to the Company, must deliver the executed warrant certificates with the purchase forms, duly executed, accompanied by payment in the form of a certified or bank cashier's check or money order payable to the Company (or cash), for the number of warrants exercised to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Persons who wish to exercise Common Stock Options must deliver to the Company the executed option certificate with the purchase forms, duly executed accompanied by payment in the form of a certified or bank cashier's check or money order payable to the Company (or cash) for the number of options exercised. All such payments hereinbefore described must be received prior to termination of the exercise period thereof. The Company shall then issue such fully paid and non-assessable shares of Common Stock to the warrant holder or option holder as specified on the warrant or option certificates so tendered. Warrants and options not exercised prior to termination of the exercise period will expire.

      Persons wishing to convert Class A Shares must exercise their conversion right by giving written notice that the holder elects to convert a stated number of Class A shares into Common Stock and surrendering the certificate(s) for the shares to be so converted to the Company's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 at any time during its usual business hours on the date set forth in the notice, together with a statement of the name or names (with address and taxpayer identification or social security number) in which the certificate or certificates for shares of Common Stock shall be issued. Each Class A share is currently convertible into two-fifths of one share of Common Stock, subject to adjustment for dividends and the like.

      Persons wishing to convert convertible promissory notes must exercise their conversion right in accordance with the provisions of their respective notes.

      The Selling Security Holders, directly or through agents, dealer or underwriters to be designated from time to time, may sell the securities described herein from time to time upon terms to be determined at the time of sale. To the extent required, the number of such securities, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer, will be set forth in an accompanying Prospectus Supplement. The Selling Security Holders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the securities being offered by them pursuant hereto. The Selling Security Holders and any agents, dealers, or underwriters that participate with the Selling Security Holders in the distribution of their respective securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-5, 10b-6 and 10b-7, in connection with transactions in the securities to be sold by them during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the securities to be offered and sold by the Selling Stockholders. In connection with the offer and sale, if any, of the securities described herein by the beneficial owners thereof, such beneficial owners have undertaken to deliver this Prospectus to the purchasers of such securities in accordance with the Securities Act and to comply with applicable provisions of the Exchange Act, including, without limitation, Rule 10b-6 thereunder, in connection with transactions in such securities during the effectiveness of the Registration Statement of which this Prospectus is a part.

                                  LEGAL MATTERS

      Certain legal matters in connection with the issuance of the securities being offered hereby will be passed upon for the Company by Fleming & O'Neill, Newton, Massachusetts.

                                     EXPERTS

      The audited financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

      Article Eleven of the Company's Certificate of Incorporation provides for the indemnification of the Company's officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

      The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    No dealer, salesman or any other person has
been authorized to give any information or to make
any representations not contained in this
Prospectus and, if given or made, such information
or representation must not be relied upon as
having been authorized by the Company of any
Representative. This Prospectus does not                        CELEBRITY
constitute an offer to sell or a solicitation of
an offer to buy any of the securities offered               ENTERTAINMENT, INC.
hereby in any jurisdiction to any person to whom
it is unlawful to make such offer or solicitation
in such jurisdiction. Neither the delivery of this
Prospectus nor any sale made hereunder shall,
under any circumstances create any implication              677,600 Shares of Common Stock issuable upon
that the information herein is correct as of any            conversion of 1,094,000 shares of outstanding
time subsequent to the date hereof, or that there           Class A Preferred Stock (294,205 shares of which
has been no change in the affairs of the Company            Common Stock are also registered for resale)
since such date.                                            (including 240,000 shares of Common Stock reserved
               ____________________                         for payments of accrued dividends upon
                                                            conversion); 362,400 Shares of Common Stock
                 TABLE OF CONTENTS                          issuable upon conversion of 906,000 shares of
                                                            Class A Preferred Stock issuable upon exercise of
                                                            906,000 outstanding Class A Warrants; 40,000
AVAILABLE INFORMATION . . . . . . . . . . . . . 5
INCORPORATION OF CERTAIN                                    Shares of Common Stock issuable upon conversion of
  DOCUMENTS BY REFERENCE . . . . . . . . . . .  5           outstanding convertible promissory notes; 283,925
PROSPECTUS SUMMARY . . . . . . . . . . . . . .  6           Shares of Common Stock issuable upon exercise of
RISK FACTORS . . . . . . . . . . . . . . . . .  7           283,925 outstanding Common Stock Warrants
THE COMPANY . . . . . . . . . . . . . . . . .  15           (registered for issuance; 218,000 of which are
USE OF PROCEEDS . . . . . . . . . . . . . . .  16           also registered for resale); 1,200,000 Shares of
SELLING SECURITY HOLDERS . . . . . . . . . . . 16           Common Stock issuable upon exercise of 1,200,000
PLAN OF DISTRIBUTION . . . . . . . . . . . . . 17           outstanding Common Stock Option (registered for
LEGAL MATTERS . . . . . . . . . . . . . . . .  19           issuance and for resale); and 1,203,773 Shares of
INDEMNIFICATION OF OFFICERS AND DIRECTORS . .  19           Common Stock previously issued (registered for
                                                            resale).




                                                                    ____________________

                                                                         PROSPECTUS
                                                                    ____________________

                                                                      December 21, 1995



                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. All of the amounts shown are estimates and will be borne by the Company and not by any of the Selling Security Holders.

SEC Registration Fee  . . . . . . . . . . . . . . . . . . . $ 2,174
Printing Costs  . . . . . . . . . . . . . . . . . . . . . . $ 5,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . $ 8,000
Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . $ - 0 -
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . $ 1,000
                                                              ------
      TOTAL . . . . . . . . . . . . . . . . . . . . . . .  $ 16,174

Item 15.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

      Article Eleven of the Company's Certificate of Incorporation provides for the indemnification of the Company's officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

      The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits

Exhibit
Number      Exhibit
-------     -------
5.1         Opinion of Fleming & O'Neill.

23.1        Consent of Independent Certified Public Accountant BDO Seidman, LLP.

23.2        Consent of Fleming & O'Neill (included in Exhibit 5.1).

Item 17.  Undertakings.

      (a) Undertaking Pursuant to Rule 415 under the Securities Act of 1933, as amended. The Registrant will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of
      distribution; (2)   For determining liability under the Securities Act,
      treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-ffective amendment to remove from registration any of the securities that remain unsold at the end of the offering.